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    FORM 3
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
                                                                                                    --------------------------------
                                              U.S. SECURITIES AND EXCHANGE COMMISSION                          OMB APPROVAL
                                                       Washington, D.C. 20549                        OMB Number           3235-0104
                                                                                                     Expires:      January 31, 2005
                                                                                                     Estimated average burden
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES        hours per response ....... 0.5
                                                                                                    --------------------------------

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of                   2. Date of Event           4. Issuer Name and Ticker
   Reporting Person                         Requiring Statement        or Trading Symbol
                                            (Month/Day/Year)
   Mintzer          Damon                                           GSI Commerce, Inc. (GSIC)
----------------------------------------                            ----------------------------------------------------------------
    (Last)         (First)     (Middle)                             5.  Relationship of Reporting               6. If Amendment,
                                                                        Person to Issuer                           Date of Original
                                               May 23, 2002               (Check all applicable)                   (Month/Day/Year)
             1075 First Avenue                                      [_] Director            [_] 10% Owner
------------------------------------------------------------------  [X] Officer             [_] Other
                  (Street)               3. IRS or Social               (give title below)      (specify below)
                                            Security Number         President and Chief Operating Officer of
King of Prussia,     PA         19406       of Reporting            ----------------------------------------
----------------------------------------    Person (Voluntary)      Global-QVC Solutions, Inc. (a wholly owned
     (City)        (State)      (Zip)                               ------------------------------------------
                                                                    subsidiary of GSI Commerce, Inc.)
                                                                    ---------------------------------
----------------------------------------                            ----------------------------------------------------------------

                                                                          Table I - Non-Derivative Securities Beneficially Owned
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  1.  Title of Security            2.  Amount of Securities            3.  Ownership     4.  Nature of Indirect Beneficial Ownership
      (Instr. 4)                       Beneficially Owned (Instr. 4)       Form; Direct      (Instr. 5)
                                                                           (D) or
                                                                           Indirect (I)
                                                                           (Instr. 5)
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
  Common Stock                     174                                 D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)                                                 (Over)

FORM 3 (continued)     Table II - Derivative Securities Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)

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  1.  Title of Derivative Security           2.  Date Exercisable and      3.  Title and Amount of Securities Underlying
      (Instr. 4)                                 Expiration Date               Derivative Security
                                                 (Month/Day/Year)              (Instr. 4)







                                          ------------------------------------------------------------------------------------
                                                Date         Expiration                Title                      Amount or
                                             Exercisable        Date                                              Number of
                                                                                                                  Shares
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
  Option to Purchase                        (1)             06.28.11       Common Stock                           75,000

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
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  4.  Conversion            5.  Ownership               6.  Nature of Indirect
      or Exercise               Form of                     Beneficial
      Price of                  Derivative                  Ownership
      Derivative                Security:                   (Instr. 5)
      Security                  Direct (D) or
                                Indirect (I)
                                (Instr. 5)


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
  $6.80                     D

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

Explanation of Responses:

/(1)/ Equity Incentive Plan option which was granted on June 28, 2001 becomes exercisable as follows: 25% on each of the first, second, third and fourth anniversaries of the date of grant.

The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.



                                   /s/ Damon Mintzer              May 23, 2002
                            --------------------------------    ----------------
                            ** Signature of Reporting Person          Date

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See instruction 6 for procedure.                                    Page 2